Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-286007

PROSPECTUS

Common Stock

Preferred Stock

Depositary Shares

Warrants

Senior Debt Securities

Subordinated Debt Securities

Stock Purchase Contracts

Units

This prospectus applies to market-making offers and sales of all outstanding common stock, preferred stock, depositary shares, warrants, senior debt securities, subordinated debt securities, stock purchase contracts and units issued by Fifth Third Bancorp under the following Registration Statement numbers: 333-141560, 333-210429, 333-230568, 333-263894 and 333-286007.

Fifth Third Securities, Inc., a broker-dealer subsidiary of Fifth Third Bancorp, expects to offer and sell the outstanding securities referenced above as part of their business, and may act as principal or agent in such transactions. Fifth Third Securities, Inc. may use this prospectus in connection with these activities.

Our principal executive offices are located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, and our telephone number at that address is 800-972-3030.

Investing in these securities involves certain risks. See the information included and incorporated herein by reference and any accompanying prospectus or prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under “Risk Factors” included in our annual report on Form 10-K for the year ended December 31, 2024.

These securities will be our equity securities or unsecured obligations, will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2025.

Unless the context requires otherwise, references to “we,” “us,” “our” or similar terms are to Fifth Third Bancorp and its subsidiaries.

DESCRIPTION OF THE SECURITIES

The securities referenced on the cover page of this prospectus have been issued under one of the Registration Statements listed on the cover of this prospectus. A prospectus supplement and prospectus describing each such security (each, a “disclosure document”) have been filed with the Securities and Exchange Commission and each of these disclosure documents is incorporated by reference herein in its entirety.

MARKET-MAKING ACTIVITIES (CONFLICTS OF INTEREST)

This prospectus, together with the relevant prospectus supplement, if any, and prospectus describing the terms of the specific securities being offered and sold, may be used by Fifth Third Securities, Inc. in connection with offers and sales of such securities (subject to obtaining any necessary approval of any stock exchange on which such securities are listed for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Fifth Third Securities, Inc. may act as principal or agent in these transactions. Fifth Third Securities, Inc. is not obligated to make a market in any of the securities referenced on the cover of this prospectus and may discontinue any market making at any time without notice, at its sole discretion.

Conflicts of interest. Fifth Third Securities, Inc. is a member of the Financial Industry Regulatory Authority (“FINRA”) and is an affiliate of ours for purposes of the FINRA Conduct Rules. Fifth Third Securities, Inc. may participate in distributions of the securities referenced on the cover page of this prospectus. Accordingly, any such offering will be conducted in accordance with the applicable sections of Rule 5121 of the FINRA Conduct Rules. Pursuant to such rules, no FINRA member participating in any such offering will be permitted to execute a transaction in the securities in a discretionary account without the prior specific written approval of such member’s customer.

USE OF PROCEEDS

Fifth Third Bancorp will not directly receive any of the proceeds from the sale of the securities referenced on the cover page of this prospectus. All secondary market offers and sales made pursuant to this prospectus and the prospectus supplement, if any, and prospectus describing the terms of the specific securities being offered and sold will be for the account of Fifth Third Securities, Inc. in connection with market-making transactions.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus and the applicable prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the applicable prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus, the applicable prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus and any applicable prospectus supplement and information incorporated by reference into this prospectus and the applicable prospectus supplement, you should rely on the information that was filed later.

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2024 filed on February 24, 2025;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed on May 6, 2025;

•

Current Reports on Form 8-K filed on January 23, 2025 (SEC Accession No.  0000035527-25-000006), January 23, 2025 (SEC Accession No. 0000035527-25-000008), March  6, 2025, April 17, 2025 (SEC Accession No.  0000035527-25-000131), June  16, 2025 and June 25, 2025; and

•	Proxy Statement on Schedule 14A filed on March 4, 2025.

You can obtain a copy of these filings at no cost on our website, http://www.53.com under the “Investor Relations” link, then under the heading “Financial Information” and then under the subheading “SEC Filings.” The information contained on our website is not incorporated into this prospectus or accompanying prospectus supplement except as described in this section of this prospectus or accompanying prospectus supplement. You also may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Office of the Corporate Secretary

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD10907F

Cincinnati, OH 45263

(513) 534-4300

We have not authorized anyone else to provide you with additional or different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

FORWARD-LOOKING STATEMENTS

This prospectus and information incorporated by reference in this prospectus contain statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. All statements other than statements of historical fact are forward-looking statements. These statements relate to our financial condition, results of operations, plans, objectives, future performance, capital actions or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated by our filings with the U.S. Securities and Exchange Commission (“SEC”).

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) deteriorating credit quality; (2) loan concentration by location or industry of borrowers or collateral; (3) problems encountered by other financial institutions; (4) inadequate sources of funding or liquidity; (5) unfavorable actions of rating agencies; (6) inability to maintain or grow deposits; (7) limitations on the ability to receive dividends from subsidiaries; (8) cyber-security risks; (9) our ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; (10) failures by third-party service providers; (11) inability to manage strategic initiatives and/or organizational changes; (12) inability to implement technology system enhancements, including the use of artificial intelligence; (13) failure of internal controls and other risk management programs; (14) losses related to fraud, theft, misappropriation or violence; (15) inability to attract and retain skilled personnel; (16) adverse impacts of government regulation; (17) governmental or regulatory changes or other actions; (18) failures to meet applicable capital requirements; (19) regulatory objections to our capital plan; (20) regulation of our derivatives activities; (21) deposit insurance premiums; (22) assessments for the orderly liquidation fund; (23) weakness in the national or local economies; (24) global political and economic uncertainty or negative actions; (25) changes in interest rates and the effects of inflation; (26) changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs; (27) changes and trends in capital markets; (28) fluctuation of our stock price; (29) volatility in mortgage banking revenue; (30) litigation, investigations, and enforcement proceedings; (31) breaches of contractual covenants, representations and warranties; (32) competition and changes in the financial services industry; (33) potential impacts of the adoption of real-time payment networks; (34) changing retail distribution strategies, customer preferences and behavior; (35) difficulties in identifying, acquiring or integrating suitable strategic partnerships, investments or acquisitions; (36) potential dilution from future acquisitions; (37) loss of income and/or difficulties encountered in the sale and separation of businesses, investments or other assets; (38) results of investments or acquired entities; (39) changes in accounting standards or interpretation or declines in the value of our goodwill or other intangible assets; (40) inaccuracies or other failures from the use of models; (41) effects of critical accounting policies and judgments or the use of inaccurate estimates; (42) weather-related events, other natural disasters, or health emergencies (including pandemics); (43) the impact of reputational risk created by these or other developments on such matters as business generation and retention, funding and liquidity; (44) changes in law or requirements imposed by our regulators impacting our capital actions, including dividend payments and stock repurchases; and (45) our ability to meet our environmental and/or social targets, goals and commitments.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The information contained herein or incorporated herein by reference is intended to be reviewed in its totality, and any stipulations, conditions or provisos that apply to a given piece of information disclosed or incorporated herein should be read as applying mutatis mutandis to every other instance of such information appearing or incorporated herein.